                                                                         Reg S-K
                                                                        Item 601
                                                                      Exhibit 12



                            BERKSHIRE HATHAWAY INC.
  Calculation of Ratio of Consolidated Earnings to Consolidated Fixed Charges
                             (Dollars in Thousands)

                                                                              Years Ended December 31,
                                                      --------------------------------------------------------------------
                                                         1994          1993             1992          1991         1990
                                                      ----------    ----------       ----------    ----------   ----------
Net earnings  . . . . . . . . . . . . . . . . . . . .  $494,798     $  688,121        $407,285      $439,908     $394,093
   Income tax expense . . . . . . . . . . . . . . . .   158,666        491,634***      138,089       142,058      112,047

   Minority interest in earnings  . . . . . . . . . .     8,733          9,963           5,243        11,020       10,326
   Equity in the loss of a less than
      50% owned investee  . . . . . . . . . . . . . .    32,942            --             --            --          1,195
   Fixed charges* . . . . . . . . . . . . . . . . . .    70,224         65,691          85,554        92,944       85,788
                                                       --------     ----------        --------      --------     --------
Earnings available for fixed charges  . . . . . . . .  $765,363     $1,255,409        $636,171      $685,930     $603,449
                                                       ========     ==========        ========      ========     ========

Realized investment gain, pretax, included in
   earnings available for fixed charges . . . . . . .  $ 91,332     $  546,422        $ 89,937      $192,478     $ 33,989
                                                       ========     ==========        ========      ========     ========

Fixed charges*
   Interest on indebtedness (including amorti-
      zation of debt discount and expense). . . . . .  $ 60,111     $   56,545        $ 76,118**     $83,589**   $ 76,374

   Rentals representing interest  . . . . . . . . . .    10,113          9,146           9,436         9,355        9,414
                                                       --------     ----------        --------      --------     --------
                                                       $ 70,224     $   65,691        $ 85,554      $ 92,944     $ 85,788
                                                       ========     ==========        ========      ========     ========

Ratio of earnings to fixed charges* . . . . . . . . .     10.90x         19.11x           7.44x         7.38x        7.03x
                                                          =====          =====            ====          ====         ====

Ratio of earnings, excluding realized invest-
   ment gain, to fixed charges* . . . . . . . . . . .      9.60x         10.79x           6.38x         5.31x        6.64x
                                                           ====          =====            ====          ====         ====



___________

  * Excludes fixed charges of finance businesses which consist of interest on indebtedness and, in years prior to 1994, interest on savings deposits. Fixed charges of finance businesses were as follows:

                                                   1994          1993          1992          1991         1990
                                                 --------      --------      --------      --------     --------
                                                  $31,796       $24,408       $26,107       $32,883      $36,643

      Including fixed charges of finance businesses the ratios of earnings to fixed charges were as follows:

                                                   1994          1993          1992          1991         1990
                                                 --------      --------      --------      --------     --------
        Including realized investment gain          7.81x        14.20x         5.93x         5.71x        5.23x
        Excluding realized investment gain          6.92x         8.14x         5.13x         4.18x        4.95x

 ** Excludes optional prepayment premiums of $22,525 and $5,661 in 1992 and 1991 respectively, related to redemptions prior to maturity of certain term debt obligations.

*** Includes charge of $70,984 representing the cumulative effect of change in accounting for income taxes.